UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2014

OTTAWA SAVINGS BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

United States	0-51367	20-3074627
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

925 LaSalle Street, Ottawa, IL 61350

(Address of principal executive offices) (Zip Code)

(815) 433-2525

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2014, the Compensation Committee of the Board of Directors of Ottawa Savings Bank (the “Bank”), the wholly owned subsidiary of Ottawa Savings Bancorp, Inc. (the “Company”), approved the Ottawa Savings Bank Nonqualified Deferred Compensation Plan (the “Plan”). Pursuant to the terms of the Plan, participants in the Plan may elect to defer all or any portion of their compensation payable from the Bank for any plan year in which the Plan is in effect. Specifically, each participant in the Plan may elect to defer a designated percentage of his or her base pay and cash incentive awards, as such terms are defined in the Plan, up to a maximum of 100%. Deferral elections for a given plan year must be made no later than December 31st of the preceding plan year or, for new Plan participants, within 30 days of the participant’s initial eligibility to participate in the Plan. Currently, Jon Kranov, the President and Chief Executive Officer of the Company and the Bank, is the only participant in the Plan.

Under the Plan, the Compensation Committee of the Bank’s Board of Directors will establish a deferral account for each participant in the Plan and will credit the deferral account with (i) the compensation deferred by the participant under the Plan and (ii) interest credited to the deferral account during a plan year based on the published prime rate (subject to a minimum interest rate of 3.0% and a maximum interest rate of 5.0%). At the time a participant elects to defer compensation under the Plan, the participant must designate the timing of the distribution of the amounts deferred. Distributions under the Plan will commence upon (i) a fixed date set by the participant, (ii) the participant’s normal retirement (as defined in the Plan), (iii) the participant’s death or (iv) the participant’s termination of employment (as defined in the Plan) for reasons other than normal retirement or death. If a participant selects a fixed distribution date, the deferral period under the Plan generally must be at least equal to one year following the end of the plan year to which the deferral relates. In addition, a participant in the Plan may direct that his or her deferral account be distributed upon a change in control of the Bank (as defined in the Plan) or that all or a portion of his or her deferral account be distributed in the event of an unforeseeable emergency (as defined in the Plan). If the Compensation Committee determines, in its sole judgment, that a participant in the Plan is under a legal disability or cannot apply the deferral account to his or her own interest or advantage, the Compensation Committee may also cause the Bank to distribute the participant’s deferral account to the participant or to his or her legal guardian, conservator, spouse or other person charged with the duty of supporting the participant.

At the time a participant elects to defer compensation under the Plan, the participant must designate whether he or she intends to receive the deferred amounts in a lump sum cash payment or in equal installments over a five-year period. The Compensation Committee of the Bank’s Board of Directors, in its sole discretion, may accelerate the distribution of a participant’s deferral account under certain limited circumstances set forth in the Plan.

The Plan may be amended by the Bank at any time in its sole and absolute discretion. The Bank may also terminate or suspend the Plan, in whole or in part, at any time so long as the termination or suspension does not deprive a participant in the Plan of any amount credited to his or her deferral account up to the date of termination or suspension, except as required by applicable law.

A copy of the Plan is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Other Exhibits.

(d)	Exhibits

	No.	Description

	10.1	Ottawa Savings Bank Nonqualified Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTTAWA SAVINGS BANCORP, INC. (Registrant)

Date: November 4, 2014	By:	/s/ Jon Kranov
Jon Kranov
President and Chief Executive Officer